aspect capital
The Science of Investment

Proxy Voting and Engagement Policy

December 2023

Private and Confidential

Aspect Capital Limited

Proxy Voting and Engagement Policy

IMPORTANT INFORMATION

This document has been prepared solely for the purpose of explaining Aspect Capital Limited’s (“Aspect’s”) general approach to proxy voting. If this document has been provided to any investor or potential investor in any fund managed by Aspect, it has been so provided for information purposes only and must not be relied upon by such person in making any investment decision or for any other purpose. Rather, any investment decision must be made solely on the basis of the relevant fund’s offering documents.

This document describes only in summary, and does not purport to be an exhaustive guide to, Aspect’s approach to proxy voting.

While this document has been prepared in good faith, no representation or warranty, express or implied, is or will be made and no responsibility or liability is or will be accepted by Aspect (or by any of its officers, employees or agents) in relation to the accuracy or completeness of the information contained in this document. In particular, but without limitation, no representation or warranty is given by Aspect (or by any of its officers, employees or agents) that there has been no change to the information contained in this document since the date on the first page.

Save to the extent required by applicable law or regulation, Aspect is not under any obligation to update or keep current the information contained in this document, nor is it under any obligation to correct any inaccuracies that may become apparent. The information and any opinions expressed in this document are subject to updating and amendment and may change materially without notice.

No information set out or referred to in this document shall form the basis of any contract. Any statement of intention refers to the present only and is not to be interpreted as an undertaking to perform that intention.

This document should be treated as confidential and not be distributed without Aspect’s prior written consent.

December 2023 | Page 2 of 5

Private and Confidential

Aspect Capital Limited

Proxy Voting and Engagement Policy

ASPECT CAPITAL LIMITED

1.	Background and purpose

Aspect Capital Limited (“Aspect”) was established in 1997 by Anthony Todd, Eugene Lambert, Martin Lueck and Michael Adam, who were all closely involved in the successful development of Adam Harding and Lueck (“AHL”, now part of Man Group PLC), where they advanced the application of systematic quantitative techniques in managed futures investment. Aspect’s investment approach involves a strong focus on rigorous research, disciplined systematic implementation, robust risk management and efficient market access and execution.

The purpose of this document is to summarise and explain Aspect’s general approach to proxy voting and shareholder engagement in relation to client assets and investments. This document should be treated as confidential and not be distributed without Aspect’s prior written consent. No representation or warranty is given by Aspect that there has been no change to the information contained in this document since the date on the first page. Your attention is drawn to the “Important Information” on page 2.

2.	Meaning of proxy voting and shareholder engagement

For the purpose of this policy the term “proxy voting” refers to a situation in which Aspect acting as investment manager: (i) has purchased shares in a company by way of investment on behalf of its clients; and (ii) in its capacity as shareholder of such company, is given the opportunity to vote for or against proposed resolutions concerning such company.

Shareholder engagement is the practice of maintaining a dialogue with investee companies, and the exercise of rights attaching to the ownership of companies, for the purposes of aiming to improve and influence long term investment outcomes over a range of topics both financial and non-financial.

This policy shall not apply where Aspect has purchased shares as principal for its own account in connection with Aspect’s own corporate arrangements.

3.	Relevance to Aspect and its clients

Aspect does not consider shareholder engagement to be highly relevant to its investment strategies, given the mix of assets traded. As at the date of this Policy, proxy voting arises only in relation to exchange traded funds held in cash; and investments made using the reserve assets of our funds. Reserve assets of any funds managed by Aspect are assets which are not immediately required to trade pursuant to the investment programmes (“Permitted Cash Investments”). Permitted Cash Investments are handled by Aspect’s Treasury Team and may be made in a number of cash or near-cash investments including money market mutual funds.

Aspect has considered the requirements under the Shareholder Rights Directive (“SRD II”). As a systematic quantitative investment manager, the ability to exercise voting rights in relation to any instruments plays no significant part in and has no bearing on Aspect’s strategies.

4.	Statement of policy for Permitted Cash Investments and exchange traded funds

When Aspect has discretion to vote the proxies of its clients in connection with Permitted Cash Investments and exchange traded funds, it will vote those proxies in the best interest of and to the exclusive benefit of its clients and in accordance with these policies and procedures.

Aspect will not borrow stock in order to vote.

December 2023 | Page 3 of 5

Private and Confidential

Aspect Capital Limited

Proxy Voting and Engagement Policy

5.	Proxy voting procedures

Aspect will:

●	Review and consider the proxy to determine: (i) the consequences of the proposed resolutions on Aspect’s clients, including the investment objective and investment policy (if any) of such clients; and (ii) if there is any conflict of interest between the interests of Aspect and its clients.

●	Apply the voting guidelines set out below to reach a decision on the course of action in relation to the proxy.

●	Be responsible (where relevant) for completing the proxy and sending it back in a timely and appropriate manner.

●	Keep a record of each proxy that has been received (including the receipt of all late notices where voting is no longer possible); and whether or not it has been voted on.

6.	Voting guidelines

Aspect believes that voting proxies in accordance with the following guidelines is in the best interests of its clients:

●	If the proposed resolution(s) will directly affect the interests of Aspect’s clients in the relevant security, whether positively or negatively, Aspect’s Chief Operating Officer will consult with and/or delegate such voting to the relevant Aspect Team or an individual Aspect employee (as deemed appropriate) in relation to the proposed resolutions.

●	In making a determination whether to vote for or against the proposed resolutions, Aspect may take into account the following facts among others: (i) whether the proposal was recommended by management; (ii) whether the proposal acts to entrench existing management; and (iii) whether the proposal fairly compensates management for past and future performance.

●	Aspect shall consider whether the proposal is consistent with the investment objectives and investment policies (if any) of Aspect’s clients.

●	Aspect’s Chief Operating Officer shall use his discretion to refer any matter to Aspect’s board of directors who shall ultimately be responsible for deciding how to vote.

7.	Conflicts of interest

Conflicts of interest between the interests of Aspect and its clients in relation to the proposed resolution(s) in the proxy will be referred to Aspect’s Compliance Department as appropriate. This will include a review of the relationship of Aspect and its affiliates with the issuer of each security and any of the issuer’s affiliates to determine if the issuer is a client of Aspect, an affiliate of Aspect, or has some other relationship with Aspect or a client of Aspect.

If a material conflict exists, Aspect’s Chief Operating Officer will determine whether voting in accordance with the voting guidelines and factors described above is in the best interests of the client(s). The Chief Operating Officer will also determine whether it is appropriate to disclose the conflict to the affected client(s) and give the client(s) the opportunity to vote their proxies themselves. If the Chief Operating Officer cannot decide or is unavailable, the issue shall be referred to Aspect’s board of directors who shall ultimately be responsible for deciding the appropriate course of action. At all times, regard will be had for applicable law and regulation and the specific investment terms (if any) agreed with the affected client(s).

8.	Review of policy

Aspect shall review this policy on a regular basis, and no less frequently than annually, with a view to making changes when considered necessary or appropriate in light of Aspect’s business and the interests of its clients.

December 2023 | Page 4 of 5

Private and Confidential

Aspect Capital Limited

Proxy Voting and Engagement Policy

9.	Disclosure

Aspect will make this policy (or a summary thereof) and a copy of the record referred to in Section 5 above (or an edited version thereof) available to any investor in an alternative investment fund (as defined in EU Directive 2011/61/EU on Alternative Investment Fund Managers) of which Aspect has been appointed as the manager, and to any other client, on request.

December 2023 | Page 5 of 5

Private and Confidential